Exhibit 99.1

1-800-FLOWERS.COM, Inc. Reports Top and Bottom-Line Growth from Continuing Operations for Its Fiscal 2014 Second Quarter

  Revenues grew 6.0 percent to $266.3 million, driven by growth across all three business segments.
  EBITDA, excluding stock-based compensation, grew 7.0 percent to $34.9 million.
  Income from continuing operations and EPS grew 6.2 percent and 8.0 percent to $17.5 million and $0.27 per diluted share, respectively.

CARLE PLACE, N.Y.--(BUSINESS WIRE)--January 29, 2014--1-800-FLOWERS.COM, Inc. (NASDAQ:FLWS), the world’s leading florist and gift shop, today reported total net revenues from continuing operations of $266.3 million for its fiscal 2014 second quarter ended December 29, 2013, compared with revenues from continuing operations of $251.4 million in the prior year period. The Company said the 6.0 percent increase, or $15.0 million, reflected growth across all three of its business segments, led by its Gourmet Food and Gift Baskets segment, which grew 6.1 percent, or $8.5 million, to $149.6 million compared with $141.1 million in the prior year period.

Gross profit margin for the quarter increased 10 basis points to 41.7 percent, compared with 41.6 percent in the prior year period, primarily reflecting a 180 basis point improvement in its BloomNet wire service segment and a 20 basis point improvement in its Gourmet Food and Gift Baskets segment. Operating expenses as a percent of revenue was 30.9 percent, consistent with the prior year period.

As a result, EBITDA, excluding stock-based compensation expense, increased 7.0 percent to $34.9 million, compared with EBITDA of $32.6 million in the prior year period. Income from continuing operations increased 6.2 percent to $17.5 million, or $0.27 per diluted share, compared with $16.5 million, or $0.25 per diluted share, in the prior year period. Net income, including discontinued operations, increased 12.6 percent to $18.0 million, or $0.27 per diluted share, compared with $16.0 million, or $0.24 per diluted share.

Jim McCann, CEO of 1-800-FLOWERS.COM, said, “Our solid growth during the fiscal second quarter, across all three of our business segments, was achieved despite the significant headwinds we saw throughout the period, including the federal government shutdown in October and the calendar shift that resulted in six fewer shopping days between Thanksgiving and Christmas. We are particularly pleased with the results in our Gourmet Food and Gift Baskets segment, where our mass market gift baskets business again showed double-digit year-over-year revenue growth and our Fannie May Fine Chocolates business rebounded nicely from last year’s operational challenges. Overall, the Gourmet Food and Gift Baskets segment achieved solid growth in revenues and gross margin while reducing operating expenses as a percent of revenue, thereby driving a significantly enhanced bottom-line contribution for the quarter.”

The Company also reported solid customer metrics for the quarter. For the quarter, the Company attracted 637,000 new customers. Approximately 1.6 million customers placed orders during the quarter, of whom 61 percent were repeat customers. This reflects the Company’s effective marketing programs, including initiatives in social and mobile communication channels to engage with its customers and deepen its relationships as their trusted Florist and Gift Shop for all of their celebratory occasions.

McCann noted that, in addition to finishing its fiscal second quarter with approximately zero net debt on its balance sheet, the Company has continued to buy back its stock, spending approximately $6.5 million on share repurchases since the start of the fiscal year. “We have a strong balance sheet and we anticipate growing our cash position during the second half of our fiscal year. Combined with our highly flexible credit line, we are well positioned to invest to grow our business and build shareholder value. As we continue to grow our cash flows, we see stock repurchases as an effective means of providing value for our shareholders and we expect to continue to be in the market, opportunistically buying back shares, during the second half of fiscal 2014.”

McCann noted that the second half of the Company’s fiscal year, beginning in January, is more floral in nature due to the Valentine, Easter and Mother’s Day holidays as well as other spring gifting occasions. He added that the majority of the Company’s revenues and profitability for the second half of the fiscal year would be concentrated in its fiscal fourth quarter, reflecting the shift of the Easter holiday into that period versus the prior year when it fell in the Company’s fiscal third quarter.

SEGMENT RESULTS FROM CONTINUING OPERATIONS:

The Company provides fiscal 2014 second quarter selected financial results for its Consumer Floral, BloomNet and Gourmet Foods and Gift Baskets business segments in the tables attached to this release and as follows:

  Consumer Floral: Revenues in this segment grew 5.8 percent to $97.1 million compared with $91.8 million in the prior year period. The increase in revenues includes approximately $3.5 million resulting from the consolidation of the operating results of iFlorist, a UK floral gift provider in which the Company increased its investment to a majority position during second quarter of fiscal 2014. Gross profit margin for the quarter was 38.8 percent, down 40 basis points compared with the prior year period, due to the impact of lower margins associated with the aforementioned iFlorist business. Adjusted for this impact, gross profit margin for the segment increased 10 basis points, reflecting enhanced sourcing and distribution logistics as well as a disciplined approach to promotional marketing. Segment contribution margin was $8.7 million, compared with $10.3 million in the prior year period, primarily reflecting a higher marketing expense ratio during the period. The increase in marketing costs included investments in social and mobile programs designed to engage directly with customers and help drive demand for the upcoming spring floral holiday season, including the Valentine’s, Easter and Mother’s Day holidays. (The Company defines Segment Contribution Margin as earnings before interest, taxes, depreciation and amortization and before allocation of corporate overhead expenses.)
  BloomNet Wire Service: Revenues increased 6.3 percent to $19.9 million compared with $18.7 million in the prior year period, reflecting continued gains in market penetration for the Company’s expanded suite of products and services for professional florists. Gross margin for the quarter increased 180 basis points to 54.1 percent compared with 52.3 percent in the prior year period. Segment contribution margin increased 7.9 percent to $6.5 million compared with $6.0 million in the prior year period.
  Gourmet Food and Gift Baskets: Revenues increased 6.1 percent to $149.6 million compared with $141.1 million in the prior year period. This was driven primarily by the continued rebound in gift baskets sales into the Mass Market channel as well as solid ecommerce growth in the Company’s Cheryl’s bakery gifts business. Gross margin increased 20 basis points to 41.7 percent reflecting the revenue growth as well as operational improvements in the Company’s Fannie May business. Segment contribution margin increased 12.5 percent to $31.0 million compared with $27.6 million in the prior year period, reflecting the growth in revenues and gross margin, combined with operational leverage.

Company Guidance:

The Company reiterated its top- and bottom-line guidance for fiscal 2014, saying it continues to expect to achieve revenue growth across all three of its business segments with consolidated revenue growth for the year anticipated to be in the mid-single-digit range. Also, based on anticipated continued improvements in gross profit margin and operating leverage, the Company expects to achieve EBITDA and EPS growth at rates exceeding revenue growth. The Company also anticipates generating Free Cash Flow for the year of approximately $20 million.

McCann said, “In the second half of fiscal 2014, we expect to continue the solid growth trends that we have seen over the past several years. We will also continue to invest in key strategic initiatives that can deepen the relationships we have with our customers and thereby provide long-term growth opportunities. Some of the initiatives we are most excited about are our industry leading efforts in Mobile and Social commerce, new product offerings such as FruitBouquets and Fannie May Chocolate Dipped Berries and our new cloud-based, retail technology system for BloomNet florists. We believe these efforts, and others underway, will help us deliver smiles for our customers and build shareholder value.”

Definitions:

* EBITDA: Net income (loss) before interest, taxes, depreciation, amortization. Free Cash Flow: net cash provided by operating activities less capital expenditures. Category contribution margin: earnings before interest, taxes, depreciation and amortization, before the allocation of corporate overhead expenses. The Company presents EBITDA and Adjusted EBITDA from continuing operations because it considers such information meaningful supplemental measures of its performance and believes such information is frequently used by the investment community in the evaluation of similarly situated companies. The Company also uses EBITDA and Adjusted EBITDA as factors used to determine the total amount of incentive compensation available to be awarded to executive officers and other employees. The Company’s credit agreement uses EBITDA and Adjusted EBITDA to measure compliance with covenants such as interest coverage and debt incurrence. EBITDA and Adjusted EBITDA are also used by the Company to evaluate and price potential acquisition candidates. EBITDA, Adjusted EBITDA and Free Cash Flow have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of the Company's results as reported under GAAP. Some of the limitations of EBITDA and Adjusted EBITDA are: (a) EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, the Company's working capital needs; (b) EBITDA and Adjusted EBITDA do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on the Company's debts; and (c) although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future and EBITDA does not reflect any cash requirements for such capital expenditures. EBITDA and Free Cash Flow should only be used on a supplemental basis combined with GAAP results when evaluating the Company's performance.

About 1-800-FLOWERS.COM, Inc.

1-800-FLOWERS.COM, Inc. is the world’s leading florist and gift shop. For more than 35 years, 1-800-FLOWERS® (1-800-356-9377 or www.1800flowers.com) has been helping deliver smiles for our customers with gifts for every occasion, including fresh flowers and the finest selection of plants, gift baskets, gourmet foods, confections, candles, balloons and plush stuffed animals. As always, our 100% Smile Guarantee backs every gift. 1-800-FLOWERS.COM has been honored in Internet Retailer’s “Hot 500 Guide” for 2013. The 1-800-FLOWERS.COM mobile commerce site was recognized with a Gold Award in the Ecommerce/Shopping category of the 2012 Horizon Interactive Awards. 1-800-FLOWERS.COM was also rated number one vs. competitors for customer service by STELLAService in 2011 and named by the E-Tailing Group as one of only nine online retailers out of 100 benchmarked to meet the criteria for Excellence in Online Customer Service in 2011. The Company’s BloomNet® international floral wire service (www.mybloomnet.net) provides a broad range of quality products and value-added services designed to help professional florists grow their businesses profitably. The 1-800-FLOWERS.COM “Gift Shop” also includes gourmet gifts such as popcorn and specialty treats from: The Popcorn Factory® (1-800-541-2676 or www.thepopcornfactory.com); cookies and baked gifts from Cheryl’s® (1-800-443-8124 or www.cheryls.com); premium chocolates and confections from Fannie May® confections brands (www.fanniemay.com and www.harrylondon.com); gift baskets and towers from 1-800-Baskets.com® (www.1800baskets.com); carved fresh fruit arrangements from FruitBouquets.comsm (www.fruitbouquets.com); top quality steaks and chops from Stock Yards® (www.stockyards.com); as well as premium branded customizable invitations and personal stationery from FineStationery.com® (www.finestationery.com). The Company’s Celebrations® brand (www.celebrations.com) is a leading online destination for party ideas and tips. 1-800- FLOWERS.COM, Inc. is involved in a broad range of corporate social responsibility initiatives including continuous expansion and enhancement of its environmentally-friendly “green” programs as well as various philanthropic and charitable efforts. Shares in 1-800-FLOWERS.COM, Inc. are traded on the NASDAQ Global Select Market, ticker symbol: FLWS.

Special Note Regarding Forward-Looking Statements:

This press release announcing results for the Company’s fiscal 2014 second quarter contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent the Company’s current expectations or beliefs concerning future events and can generally be identified by the use of statements that include words such as “estimate,” “expects,” “project,” “believe,” “anticipate,” “intend,” “plan,” “foresee,” “likely,” “will,” “target” or similar words or phrases. The Company’s forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of the Company’s control, which could cause actual results to differ materially from the results expressed or implied in the forward- looking statements, including, among others, and not limited to, statements regarding the Company’s ability to build on positive trends including increases in revenue across all three of its business segments, the ability of its marketing campaigns to engage directly with customers and help drive demand for the upcoming spring floral holiday season, including the Valentine’s, Easter and Mother’s Day holidays, its ability to achieve its guidance for consolidated revenue growth for the full year in mid-single digit range along with year-over-year increases in EBITDA and EPS in excess of its revenue growth rate, and Free Cash Flow of approximately $20 million, its ability to manage its operating platform and reduce operating expenses, its ability to increase its gross profit margin percentage, its ability to manage the seasonality of its businesses, its ability to cost effectively acquire and retain customers, the outcome of contingencies, including legal proceedings in normal course of business, its ability to compete against existing and new competitors, its ability to manage expenses associated with sales and marketing and necessary general and administrative and technology investments, and general consumer sentiment and economic conditions that may affect levels of discretionary customer purchases of the Company’s products. The Company undertakes no obligation to publicly update any of the forward-looking statements, whether as a result of new information, future events or otherwise, made in this release or in any of its SEC filings except as may be otherwise stated by the Company. For a more detailed description of these and other risk factors, please refer to the Company’s SEC filings including the Company’s Annual Reports on Form 10-K and its Quarterly Reports on Form 10-Q.

Conference Call:

The Company will conduct a conference call to discuss the above details and attached financial results today, Wednesday, January 29, 2014 at 11:00 a.m. (ET). The call will be “web cast” live via the Internet and can be accessed from the Investor Relations section of the 1-800-FLOWERS.COM web site at www.1800flowersinc.com. A recording of the call will be posted on the Investor Relations section of the Company’s web site within two hours of the call’s completion. A telephonic replay of the call can be accessed for 48 hours beginning at 2:00 p.m. ET on the day of the call at: 1-855-859-2056 or 1-404-537-3406; Conference ID: 31447700.

Note: Attached tables are an integral part of this press release without which the information presented in this press release should be considered incomplete.

1-800-FLOWERS.COM, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands)

	December 29, 2013	June 30, 2013

Assets
Current assets:
Cash and equivalents	$3,260	$154
Receivables, net	38,043	14,957
Inventories	57,913	55,756
Deferred tax assets	6,617	5,746
Prepaid and other	7,133	9,941
Current assets of discontinued operations	4,275	6,095
Total current assets	117,241	92,649

Property, plant and equipment, net	55,747	52,943
Goodwill	54,105	47,943
Other intangibles, net	45,585	43,276
Deferred tax assets	1,755	2,127
Other assets	8,257	10,086
Non-current assets of discontinued operations	1,023	1,049
Total assets	$283,713	$250,073

Liabilities and equity
Current liabilities:
Accounts payable	$17,887	$26,235
Accrued expenses	72,405	45,044
Current maturities of long-term debt and obligations under capital leases	388	-
Current liabilities of discontinued operations	2,081	4,484
Total current liabilities	92,761	75,763

Long-term debt and obligations under capital leases	3,000	-
Other liabilities	6,080	5,039
Total liabilities	101,841	80,802
Total stockholders’ equity	178,345	169,271
Noncontrolling interest in subsidiary	3,527	-
Total equity	181,872	169,271
Total liabilities and equity	$283,713	$250,073

1-800-FLOWERS.COM, Inc. and Subsidiaries
Selected Financial Information
Consolidated Statements of Operations
(In thousands, except for per share data)

	Three Months Ended		Six Months Ended
	December 29, 2013	December 30, 2012	December 29, 2013	December 30, 2012

Net revenues:
E-commerce	$180,095	$171,774	$260,975	$252,886
Other	86,242	79,586	128,410	118,066

Total net revenues	266,337	251,360	389,385	370,952

Cost of revenues	155,360	146,879	227,111	217,046

Gross profit	110,977	104,481	162,274	153,906

Operating expenses:
Marketing and sales	57,656	54,483	92,135	87,206
Technology and development	5,319	5,363	10,717	10,759
General and administrative	14,267	13,354	28,079	26,415
Depreciation and amortization	5,036	4,521	9,725	8,968

Total operating expenses	82,278	77,721	140,656	133,348

Operating income	28,699	26,760	21,618	20,558
Interest expense, net	377	538	669	824

Income from continuing operations before income taxes	28,322	26,222	20,949	19,734
Income tax expense	10,798	9,715	7,982	7,670
Income from continuing operations	17,524	16,507	12,967	12,064

Loss from discontinued operations, net of tax	(374)	(496)	(456)	(659)
Adjustment to loss on sale of discontinued operations, net of tax	877	-	877	-
Income (loss) from discontinued operations	503	(496)	421	(659)

Net income	$18,027	$16,011	$13,388	$11,405

Net income per common share (basic)
From continuing operations	$0.27	$0.25	$0.20	$0.19
From discontinued operations	0.01	(0.01)	0.01	(0.01)
Net income per common share (basic)	$0.28	$0.25	$0.21	$0.18

Net income per common share (diluted)
From continuing operations	$0.27	$0.25	$0.20	$0.18
From discontinued operations	0.01	(0.01)	0.01	(0.01)
Net income per common share (diluted)	$0.27	$0.24	$0.20	$0.17

Weighted average shares used in the calculation of net income per common share
Basic	64,016	64,824	63,907	64,665
Diluted	66,095	66,557	66,383	66,695

1-800-FLOWERS.COM, Inc. and Subsidiaries
Selected Financial Information
Consolidated Statements of Cash Flows
(In thousands)

	Six Months Ended
	December 29, 2013	December 30, 2012

Operating activities
Net income	$13,388	$11,405
Reconciliation of net income to net cash provided by operations:
Operating activities of discontinued operations	320	(269)
Adjustment to loss on sale of discontinued operations	(877)	-
Depreciation and amortization	9,725	8,968
Amortization of deferred financing costs	153	229
Deferred income taxes	(870)	(909)
Noncontrolling interest	(41)	-
Bad debt expense	643	477
Stock based compensation	2,211	2,304
Other non-cash items	385	213
Changes in operating items excluding the effects of acquisition:
Receivables	(26,059)	(22,431)
Inventories	(2,057)	(2,083)
Prepaid and other	2,904	3,834
Accounts payable and accrued expenses	17,213	19,915
Other assets	(155)	(306)
Other liabilities	947	(208)

Net cash provided by operating activities	17,830	21,139

Investing activities
Acquisitions, net of cash acquired	(1,385)	-
Capital expenditures, net of non-cash expenditures	(9,832)	(9,091)
Purchase of investment	8	(1,321)
Other	1	34
Investing activities of discontinued operation	-	(37)

Net cash used in investing activities	(11,208)	(10,415)

Financing activities
Acquisition of treasury stock	(6,530)	(5,149)
Proceeds from exercise of employee stock options	17	83
Proceeds from bank borrowings	88,000	47,000
Repayment of bank borrowings	(85,007)	(54,500)
Other	4	(48)

Net cash used in financing activities	(3,516)	(12,614)

Net change in cash and equivalents	3,106	(1,890)
Cash and equivalents:
Beginning of period	154	28,854

End of period	$3,260	$26,964

1-800-FLOWERS.COM, Inc. and Subsidiaries
Selected Financial Information
Segment Information
(in thousands)

	Three Months Ended			Six Months Ended
	December 29, 2013	December 30, 2012	% Change	December 29, 2013	December 30, 2012	% Change

Net revenues from continuing operations:
1-800-Flowers.com Consumer Floral	$97,133	$91,825	5.8%	$168,682	$164,602	2.5%
BloomNet Wire Service	19,912	18,734	6.3%	40,258	38,501	4.6%
Gourmet Food & Gift Baskets	149,624	141,081	6.1%	180,863	168,211	7.5%
Corporate (*)	203	200	-1.5%	398	394	1.0%
Intercompany eliminations	(535)	(480)	-11.5%	(816)	(756)	-7.9%
Total net revenues from continuing operations	$266,337	$251,360	6.0%	$389,385	$370,952	5.0%

	Three Months Ended			Six Months Ended
	December 29, 2013	December 30, 2012	% Change	December 29, 2013	December 30, 2012	% Change

Gross profit from continuing operations:
1-800-Flowers.com Consumer Floral	$37,643	$35,954	4.7%	$65,601	$64,246	2.1%
	38.8%	39.2%		38.9%	39.0%

BloomNet Wire Service	10,764	9,792	9.9%	21,547	19,592	10.0%
	54.1%	52.3%		53.5%	50.9%

Gourmet Food & Gift Baskets	62,403	58,574	6.5%	74,642	69,567	7.3%
	41.7%	41.5%		41.3%	41.4%

Corporate (*)	167	161	3.7%	484	501	-3.4%
	82.3	80.5		121.6%	127.2%

Total gross profit from continuing operations	$110,977	$104,481	6.2%	$162,274	$153,906	5.4%
	(41.7%)	(41.6%)		(41.7%)	(41.5%)

	Three Months Ended			Six Months Ended
	December 29, 2013	December 30, 2012	% Change	December 29, 2013	December 30, 2012	% Change

EBITDA from continuing operations, excluding stock-based compensation:
Category Contribution Margin (**)
1-800-Flowers.com Consumer Floral	$8,680	$10,286	-15.6%	$15,109	$17,172	-12.0%
BloomNet Wire Service	6,525	6,049	7.9%	12,964	11,845	9.4%
Gourmet Food & Gift Baskets	31,044	27,599	12.5%	28,997	25,321	14.5%
Category Contribution Margin Subtotal	46,249	43,934	5.3%	57,070	54,338	5.0%
Corporate (*)	(12,514)	(12,653)	1.1%	(25,727)	(24,812)	-3.7%
EBITDA from continuing operations	$33,735	$31,281	7.8%	$31,343	$29,526	6.2%
Add: Stock-based compensation	1,145	1,315	-12.9%	2,211	2,304	-4.0%
EBITDA from continuing operations, excluding stock-based compensation	$34,880	$32,596	7.0%	$33,554	$31,830	5.4%

1-800-FLOWERS.COM, Inc. and Subsidiaries
Selected Financial Information
(in thousands)

	Three Months Ended		Six Months Ended
	December 29, 2013	December 30, 2012	December 29, 2013	December 30, 2012
Reconciliation of Net Income from continuing operations to EBITDA from continuing operations, excluding stock-based compensation (**):
Net income from continuing operations	$17,524	$16,507	$12,967	$12,064
Add:
Interest expense, net	377	538	669	824
Depreciation and amortization	5,036	4,521	9,725	8,968
Income tax expense	10,798	9,715	7,982	7,670
EBITDA from continuing operations	$33,735	$31,281	$31,343	$29,526
Add: Stock-based compensation	1,145	1,315	2,211	2,304
EBITDA from continuing operations, excluding stock-based compensation	$34,880	$32,596	$33,554	$31,830

(*)	Corporate expenses consist of the Company’s enterprise shared service cost centers, and include, among other items, Information Technology, Human Resources, Accounting and Finance, Legal, Executive and Customer Service Center functions, as well as Stock-Based Compensation. In order to leverage the Company’s infrastructure, these functions are operated under a centralized management platform, providing support services throughout the organization. The costs of these functions, other than those of the Customer Service Center, which are allocated directly to the above categories based upon usage, are included within corporate expenses as they are not directly allocable to a specific segment.

(**)	Performance is measured based on segment contribution margin or segment Adjusted EBITDA, reflecting only the direct controllable revenue and operating expenses of the segments. As such, management’s measure of profitability for these segments does not include the effect of corporate overhead, described above, depreciation and amortization, other income (net), nor does it include one-time charges or gains. Management utilizes EBITDA, and adjusted financial information, as a performance measurement tool because it considers such information a meaningful supplemental measure of its performance and believes it is frequently used by the investment community in the evaluation of companies with comparable market capitalization. The Company also uses EBITDA and adjusted financial information as one of the factors used to determine the total amount of bonuses available to be awarded to executive officers and other employees. The Company’s credit agreement uses EBITDA and adjusted financial information to measure compliance with covenants such as interest coverage and debt incurrence. EBITDA and adjusted financial information is also used by the Company to evaluate and price potential acquisition candidates. EBITDA and adjusted financial information have limitations as an analytical tool, and should not be considered in isolation or as a substitute for analysis of the Company's results as reported under GAAP. Some of these limitations are: (a) EBITDA does not reflect changes in, or cash requirements for, the Company's working capital needs; (b) EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on the Company's debts; and (c) although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and EBITDA does not reflect any cash requirements for such capital expenditures. Because of these limitations, EBITDA should only be used on a supplemental basis combined with GAAP results when evaluating the Company's performance.

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CONTACT:
1-800-FLOWERS.COM, Inc.
Investor:
Joseph D. Pititto, 516-237-6131
invest@1800flowers.com
or
Media:
Yanique Woodall, 516-237-6028
ywoodall@1800flowers.com